EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Berry Petroleum Company, a Delaware corporation ("Company"), and Robert F. Heinemann, an individual ("Executive") (collectively the "Parties"), with respect to the following facts:

WHEREAS, the Company desires to employ Executive in the position of President and Chief Executive Officer ("CEO") on the terms and conditions, and for the consideration hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Parties hereto do hereby agree as follows:

ARTICLE 1
EMPLOYMENT AND DUTIES

1.1 Employment Relationship. The Company hereby employs Executive for the Term of Employment, as defined in Section 3.1, to perform the duties and undertake the responsibilities for the Company as described herein. During the term of this Agreement, Executive shall serve as an employee and shall hold the position of President and CEO of the Company. Executive shall report directly to the Chairman of the Board of Directors of the Company. Executive shall perform the duties of the President and CEO as prescribed in the agreed upon job description and those additional duties as are common for similar positions in similar industries.

1.2 Scope of Duties. Executive shall perform diligently and use all of his best efforts during the Term of Employment, as defined in Section 3.1, to protect, encourage, and promote the interests of the Company. During the Term of Employment, Executive shall also perform such other duties consistent with the position of President and CEO as may be assigned to Executive from time to time by the Board and will devote substantial time and attention to such duties.

1.3 Other Activities. During the term of this Agreement, Executive shall not be precluded from devoting a limited amount of time to outside activities, provided that:

1.3.1 Such activity does not interfere with Executive's duties under this Agreement and is not in conflict with the interests of the Company;

1.3.2 Executive's obligations to the Company are not compromised; and

1.3.3 Executive makes a full written disclosure to the Chairman of the Board of the nature, extent, and duration of all such activities prior to beginning any such activities, and Executive obtains the written consent of the Board prior to beginning any such activity.

1.4 Passive Investments in Non-Competitive Enterprises. It is expressly understood that neither Section 1.3 nor any other provision of this Agreement shall be construed to prohibit or restrict Executive from making any passive investment in an enterprise not competitive with the Company. In addition, nothing contained in this Agreement shall be construed to prohibit or restrict Executive from engaging in any activities on his own time which are not competitive with nor in conflict with the Company.

ARTICLE 2
COMPENSATION AND BENEFITS

2.1 Base Salary. The Company shall pay Executive an annual base salary of Three Hundred and Seventy-Five Thousand Dollars ($375,000) ("Base Salary"). The Base Salary shall be payable in semi-monthly installments or otherwise, in accordance with the normal payroll procedures of the Company, less applicable withholdings. The annual Base Salary during the contract term may be increased from time to time by the Company.

2.2 Signing Bonus. The Company shall pay Executive a signing bonus of Three Hundred Thousand Dollars ($300,000), less applicable withholdings, payable upon execution of this Agreement.

2.3 Discretionary Annual Bonus. In addition to his Base Salary, Executive may be eligible to receive an annual bonus of between One Hundred and Fifty Thousand Dollars ($150,000) and Three Hundred and Seventy-Five Thousand Dollars ($375,000), as may be determined from time to time by the Board and adjusted. The payment of any bonus under this section and the amount of any such bonus shall be at the sole discretion of the Board.

2.4 Stock Options. Executive shall receive a grant of One Hundred Thousand (100,000) stock options upon the Effective Date of this Agreement, as provided by the Company's 1994 Stock Option Plan, as amended ("Stock Plan"), subject to the terms and conditions of the Stock Plan.

2.5 Health and Welfare Benefits. Executive shall be eligible to participate in all benefit programs (including welfare plans, retirement plans, disability plans, leave programs and educational reimbursement programs) provided by the Company to its employees, in accordance with terms of the applicable plans.

2.6 Equipment, Supplies and Services. The Company shall provide Executive with equipment, supplies, and professional and administrative support services that, in the judgment of the Company, are reasonably necessary for Executive to efficiently perform the duties required hereunder.

2.7 Tax Liability. Executive shall take full and complete responsibility for, and shall hold the Company harmless from any and all tax liability relating to his receipt of benefits, including but not limited to, withholding, social security, SUI/SDI, federal, state or local taxes, and any interest or penalties incurred in connection with receipt of such benefits.

ARTICLE 3
TERM AND TERMINATION OF EMPLOYMENT

3.1 Term of Employment. As used in this Agreement, the phrase "Term of Employment" shall mean the period commencing with the Effective Date (as defined herein) of this Agreement and continuing for three (3) years ("Expiration Date"), or until the Agreement is terminated pursuant to Section 3.2, Section 3.3, Section 3.4 or Section 3.5. The Company may choose not to renew this Agreement by providing Executive with no less than one hundred eighty (180) days written notice prior to the Expiration Date. In the event the Company provides less than one hundred eighty (180) days notice to Executive of its intention not to renew this Agreement, the sole obligation of the Company shall be to pay to Executive his Base Salary for the amount of time such notice fell short of one hundred eighty (180) days.

3.2 Death and Disability. Executive's employment under this Agreement and this Agreement shall terminate automatically upon Executive's death. Additionally, Company may terminate this Agreement and Executive's employment under this Agreement, in compliance with all state and federal workers' compensation, disability, and family and medical leave laws, if Executive is absent from work or is unable to discharge the essential functions of Employee's position, with or without reasonable accommodation, due to legal, physical or mental incapacity for a period of at least sixty (60) days (whether or not consecutive) in any three hundred and sixty-five (365) consecutive day period.

3.3 The Company's Right to Terminate For Cause. The Company may terminate this Agreement and the employment relationship with Executive at any time for cause. For purposes of this Agreement, the term "for cause" shall include, but not be limited to, any of the following, as determined by the Company in its sole and absolute discretion: (i) any material violation of the Company's policies or procedures, as established and revised by the Company from time to time or any material breach of this Agreement; (ii) any form or incident of misconduct, or violation of the Board approved Code of Conduct; (iii) actual conflict of interest or any activities, directly or indirectly, by Executive involving another business entity or organization in the oil and gas industry, including but not limited to advising, investing in, or receiving consideration from, such entity, except as provided in Section 1.3 herein; or (iv) breach of Executive's confidentiality obligations under this Agreement or under applicable law. The Company agrees to give Executive thirty (30) days written notice of its intent to terminate this Agreement and Executive's employment under this Agreement based upon the reason(s) specified above in such notice, or pay to Executive the equivalent Base Salary in lieu of notice. A failure or refusal by Company to exercise its right to terminate this Agreement as a result of the existence of cause or any other factor shall not constitute nor be construed as a waiver of its right to terminate this Agreement and the employment relationship at a later time for such cause or other factor under this Section, or without cause under Section 3.4.

3.4 The Company's Right to Terminate Without Cause. The Company may terminate this Agreement and the employment relationship at will, at any time during the Term of Employment, without cause. In the event that the Company exercises its right to terminate this Agreement and the employment relationship pursuant to this provision, the Company shall pay Executive, in addition to all sums to which Executive shall be entitled as a result of his employment and all acts up to and including the date of termination of Executive's employment, the lesser of two (2) years Base Salary or the Base Salary owed for the remainder of Term of the Employment. Provided, however, that if the Company exercises its right to terminate this Agreement and the employment relationship pursuant to this provision during the third year of this Agreement, the Company shall pay Executive, in addition to all sums to which Executive shall be entitled as a result of his employment and all acts up to and including the date of termination of Executive's employment, one (1) year Base Salary. No additional benefits will be earned by Executive following the last day of actual work. This severance pay will be paid in a lump sum or in monthly installments, at the Company's option, less applicable withholdings.

3.5 Resignation by Executive. Executive may terminate this Agreement and the employment relationship at will, at any time during the Term of Employment, with or without cause. In the event Executive resigns, with or without cause, the Company shall pay Executive only that compensation earned by Executive as of the last day of work, and no additional compensation or sums shall be owed to Executive.

3.6 Change in Control. The Parties will enter into a Salary Continuation Agreement in the form attached hereto as Exhibit A.

3.7 Resignation from Board. Unless otherwise requested by the Board, upon the termination of Executive's employment for any reason, Executive shall immediately resign from the Board and Executive agrees that he shall be treated as so resigned upon termination of employment.

3.8 Obligation Upon Death or Disability, Termination for Cause or Termination by Executive. If Executive's employment under this Agreement is terminated under Sections 3.2 or 3.3 above, or Executive terminates Executive's employment, then neither Employee nor Executive's estate shall be entitled to receive any compensation, benefits, or other remedies under or in relation to this Agreement or otherwise, other than the payment of Executive's Base Salary earned up to the date of termination, except as otherwise specifically provided.

3.9 Release. In exchange for the payments made by the Company under Section 3.1, 3.4 or 3.6 to Executive, Executive hereby agrees to waive and release in writing all claims or other rights, whether legal or otherwise, which Executive may have against the Company or any of its affiliates or any of their respective officers, directors, stockholders, employees, attorneys, or agents for damages or any other payment or remedies arising from Executive's employment with the Company or the termination thereof. Payment of any amounts shall be conditioned upon Executive's execution of a general release of such claims or rights, which is in a form acceptable to the Company.

ARTICLE 4
INDEMNITY

The Company and Executive entered into an Indemnification Agreement on March 28, 2002, which remains in full force and effect.

Executive agrees to fully indemnify and hold the Company harmless from and against any and all liability, loss, damage, claim or cause(s) of action (whether or not well-founded) which may result, directly or indirectly, from any actions of Executive which are not within the course and scope of Executive's employment as authorized or required hereunder.

ARTICLE 5
MISCELLANEOUS

5.1 Confidential Information; Prohibited Misappropriation. Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company has disclosed and will furnish, disclose, or make available to Executive confidential and proprietary information related to the Company's business including, without limitation, business records, personnel information, financial information, ideas, processes, inventions, and devices and other technical or related documentation, whether or not patentable or entitled to trademark (the "Confidential Information"), that such Confidential Information has been developed and will be developed through the expenditure by the Company of substantial time and money and that all such Confidential Information, except to the extent it is in the public domain, shall constitute valuable, special and unique assets of the Company and trade secrets protected under applicable law. Executive further agrees to use such Confidential Information only for the purpose of carrying out his duties with the Company and agrees that he will not, for a period of two (2) years after his last day of employment with the Company, misappropriate for himself or others or disclose to any third party, either directly or indirectly, any Confidential Information. It is expressly understood that Executive shall not be in breach of this Section 5.1 for any disclosure he is required to make by virtue of a final unappealable order by a court of competent jurisdiction. It is further expressly agreed that Executive shall return to the Company at the time of termination of employment and not retain any property belonging to the Company, including, without limitation, any and all originals and copies of documents referencing or containing any Confidential Information.

5.2 Prohibited Solicitation: Employees. Either during or for two years after employment, Executive agrees not to directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner, except with respect to disciplinary or other employment actions Executive may undertake in Executive's role as a supervisor, with the employment relationship at the time existing between the Company and its current or prospective employees.

5.3 Prohibited Solicitation: Third Parties. During employment, Executive agrees not to directly or indirectly induce or attempt to induce any member, payor, contractor, supplier, distributor, licensee or other affiliate of the Company to cease its relationship with the Company or in any way interfere with the existing relationship between any such member, payor, contractor, supplier, distributor, licensee or other affiliate and the Company. After employment, Executive agrees not to use Confidential Information to directly or indirectly induce or attempt to induce any member, payor, contractor, supplier, distributor, licensee or other affiliate of the Company to cease its relationship with the Company or in any way interfere with the existing relationship between any such member, payor, contractor, supplier, distributor, licensee or other affiliate and the Company.

5.4 No Competition. During the term of his employment, Executive shall not directly or indirectly, own, enter into, engage in, operate, manage, control, participate in, advise, assist, finance, be employed by or render services to or consult with, or have a financial or other interest in, any business that competes with the Company (or any segment thereof), or take any preliminary steps to do any of the foregoing.

5.5 Recourse for Breach of Restrictive Covenants. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of Executive's breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company is relieved from paying any remaining payments provided under this Agreement, it may pursue any remedies available at law, and it will be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing to engage in such breach. Such relief may be sought as provided in Section 5.9.

5.6 Consideration. Executive acknowledges that the restrictions placed upon him by Sections 5.1, 5.2, 5.3 and 5.4 are reasonable, given the nature of his position, and that there is sufficient consideration promised him pursuant to this Agreement to support these restrictions.

5.7 Survival of Restrictive Covenants. The restrictions of Sections 5.1, 5.2 and the specified portion of 5.3 shall survive Executive's last day of employment by the Company and shall be in addition to any restrictions imposed upon Executive by statute or at common law.

5.8 Applicability. Sections 5.1 (except as to personnel information), 5.2, and 5.3 shall not apply should the Company cease to exist altogether.

5.9 Mutual Arbitration. The Company and Executive agree to seek to resolve any dispute between them arising out of the services performed under this Agreement, or arising out of the Agreement itself, through voluntary mediation and binding arbitration. Claims subject to arbitration include, but are not limited to, (i) claims for discrimination, including but not limited to age, disability, marital status, medical condition, national origin, race, religion, retaliation, sex, sexual harassment, sexual orientation or veteran status; (ii) claims for breach of any contract or covenant, express or implied; (iii) claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to Title VII, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment Housing Act; (iv) tort claims, including but not limited to negligent or intentional injury, defamation and termination of employment in violation of public policy and (v) claims for injunctive relief. Should either party choose not to participate in voluntary mediation, such dispute shall be resolved immediately by binding arbitration.

5.9.1 The arbitration proceeding shall be governed by the most recent version of the Employment Dispute Resolution Rules that have been issued by the American Arbitration Association or by another appropriate procedures and arbitration organization as determined by the initiating party.

5.9.2 The neutral Arbitrator(s) must be an attorney(s) with no less than five (5) years experience in labor and employment law in the State of California.

5.9.3 Executive will not be required to bear costs that are unique to arbitration. All such costs shall be borne by the Company.

5.9.4 The Parties shall be entitled to discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, as determined by the arbitrator.

5.9.5 In making an award, the Arbitrator shall have the authority to make any finding and determine any remedy congruent with applicable law, including an award of attorneys' fees. In reaching a decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. The Arbitrator shall not have the power to modify any of the provisions of this Agreement, but shall have all the authority to render an award which will be final and binding upon the Parties. The Arbitrator shall issue a written decision that reveals the essential findings and conclusions upon which the award is based. Judgment upon the award rendered by the Arbitrator may be entered in any Court having competent jurisdiction. The Arbitrator's award shall be reviewable in a court of law pursuant to the California Arbitration Act.

5.9.6 This Section 5.9 shall survive the termination of this Agreement and apply to any claim whether it arises or is asserted during or after such termination. The Parties agree that this Section does not cover claims by either party to obtain emergency equitable, injunctive or other relief from a Court or agency of competent jurisdiction as provided by law. THE PARTIES HERETO EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL AS TO ANY CLAIMS COVERED BY THIS AGREEMENT TO ARBITRATE.

5.10 Amendment and Modifications. This Agreement and the March 28, 2002 Indemnification Agreement referenced in Article 4 of this Agreement and the Salary Continuation Agreement contain a complete statement of all rights and obligations between the Parties with respect to Executive's employment by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the Parties concerning Executive's employment and can only be changed or modified pursuant to a written instrument duly executed by each of the Parties hereto.

5.11 Severability. If any provision of this Agreement or any portion thereof is declared invalid, illegal or incapable of being enforced by any Court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

5.12 Withholdings. All amounts payable hereunder shall be subject to such withholdings as may be required by law.

5.13 Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company. Except as expressly provided in this Agreement, Executive may neither sell, transfer, assign, nor pledge any of Executive's rights or interests pursuant to this Agreement. The Company may sell, transfer or assign this Agreement or any of the Company's rights under this Agreement in connection with any transaction involving the sale, assignment or transfer of the stock or assets of the Company, or a merger or other reorganization involving the Company (whether or not the Company is the surviving entity in such transaction), or any transaction involving a Change in Control.

5.14 Copyright, Publication And Use Of Data. All work developed by Executive under this Agreement shall be the sole and exclusive property of the Company. Executive shall not have the right to use, distribute or otherwise disseminate such work without the express written permission of the Company.

5.15 Notices. Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission, by overnight courier or by registered or certified mail, return receipt requested. All postage and other delivery charges shall be prepaid by the party sending the notice. Notice shall be effective only upon receipt by the party being served, except notice shall be deemed received seventy two (72) hours after posting by the United States Post Office, by any method described above. Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received. All notices shall be sent to the addresses described below unless changed by written notice pursuant to the terms of this Section.

If To the Company: Berry Petroleum Company

5201 Truxtun Ave., Suite 300

Bakersfield, CA 93309-0640

Attn: Martin H. Young, Jr., Chairman of the Board

Copy to: Laura K. McAvoy, Esq.

Jackson, DeMarco & Peckenpaugh

2815 Townsgate Road, Suite 200

Westlake Village, CA 91361

If To Executive: Robert F. Heinemann

5201 Truxtun Ave., Suite 300

Bakersfield, CA 93309

[or current address as listed in the Company's records.]

5.16 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

5.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

5.18 Authority. The individuals signing below represent that each has full authority to enter this Agreement and that each party hereto will be bound by the respective signatories.

5.19 Captions and Construction. The captions used herein as headings of the various sections hereof are for convenience only, and the Parties agree that such captions are not to be construed to be part of this Agreement or to be used in determining or construing the intent, context or meaning of this Agreement. The Parties further agree that no term of this Agreement shall be construed against any party because of such party's role or input in drafting this Agreement.

5.20 Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

IN WITNESS WHEREOF this Agreement, the Parties to this Agreement have executed this Agreement to be effective as of June ____, 2004 ("Effective Date").

EMPLOYEE BERRY PETROLEUM COMPANY

_____________________________ By: __________________________

Robert F. Heinemann Martin H. Young, Jr.

Chairman of the Board

_____________________________ _____________________________

Date Date